UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2007

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-13045 (Commission File Number)	23-2588479 (IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Michael W. Lamach

On July 11, 2007, Iron Mountain Incorporated’s (the “Company”) Board of Directors (the “Board”) expanded the size of the Board by one member, from seven to eight, and elected Michael W. Lamach, Senior Vice President and President of Security Technologies Sector at Ingersoll-Rand Company Limited (“IR”), as a member of the Board.  On the same date, the Board elected Mr. Lamach to the Compensation Committee of the Board.

Mr. Lamach was elected senior vice president of IR and named president of IR's Security and Safety Sector in February 2004.  Prior to joining IR, Mr. Lamach was group vice president and managing director for the European, Asian, South African and South American businesses of Johnson Controls' Automotive Group.  Mr. Lamach received a bachelor's degree in engineering from Michigan State University and a master's degree in business administration from Duke University.

Upon his election, Mr. Lamach received an option to purchase 6,673 shares of the Company’s common stock at an exercise price of $26.06 per share (equal to the fair market value of the common stock on July11, 2007, as calculated in accordance with the option plan).  This option will fully vest on the date of the next annual meeting of stockholders of the Company, which the Company expects to hold on June 5, 2008.  Mr. Lamach will be compensated for his service on the Board in accordance with the Company’s Compensation Plan for Non-Employee Directors.

Mr. Lamach has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Lamach has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRON MOUNTAIN INCORPORATED (Registrant) By: /s/ Garry B. Watzke Name: Garry B. Watzke Title: Senior Vice President and General Counsel

Date: July 16, 2007